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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                    MAGICWORKS ENTERTAINMENT INCORPORATED
                                      AT
                             $4.00 NET PER SHARE
                                      BY
                            MWE ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                           SFX ENTERTAINMENT, INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 10, 1998, UNLESS EXTENDED.

                                                               August 13, 1998

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

   We have been appointed by MWE Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of SFX Entertainment, Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Magicworks Entertainment Incorporated, a Delaware corporation (the "Company"), at $4.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated August 13 , 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

   Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

   1.  Offer to Purchase dated August 13, 1998;

   2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

   3. The Letter to Stockholders of the Company from the Co-Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

   4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

   5.  Notice of Guaranteed Delivery;

   6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

   7.  Return envelope addressed to The Bank of New York, the Depositary.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER, HAVING EXPIRED OR BEEN TERMINATED. CERTAIN PRINCIPAL STOCKHOLDERS OF THE COMPANY HOLDING APPROXIMATELY 73.8% OF THE OUTSTANDING SHARES AND HOLDING MORE THAN A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE AGREED TO TENDER THEIR SHARES INTO THE OFFER.

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   WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 10, 1998, UNLESS EXTENDED.

   The Board of Directors of the Company and a special committee of the independent directors of the Company have each unanimously approved the Offer and the Merger. The Board of Directors of the Company has unanimously determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $4.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

   Parent and the Purchaser entered into Stockholder Agreements each dated as of August 6, 1998 (the "Stockholder Agreements") with certain principal stockholders of the Company (the "Principal Stockholders"), pursuant to which each Principal Stockholder has agreed to tender into the Offer all the Shares that such Principal Stockholder owns. These Shares represent more than a majority of the outstanding Shares (determined on a fully diluted basis) and, upon the tendering of these Shares, the Minimum Condition will be satisfied. As of August 11, 1998, there were 19,171,800 Shares subject to the Stockholder Agreements, representing approximately 73.8% of the outstanding Shares and approximately 63.0% of the outstanding Shares on a fully diluted basis.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by The Bank of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

   Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,
                                            GEORGESON & COMPANY INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.